UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified in Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 27, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

 Turin, July 27, 2015

PRESS RELEASE

Glass Lewis Recommends Both PartnerRe Common and Preferred Shareholders Vote AGAINST AXIS Transaction: “EXOR’s Offer is Superior”

Glass Lewis Recognizes Certainty and Premium Valuation in Line with Prior Transactions of EXOR's $140.50 Per Share All-Cash Offer

Glass Lewis Says EXOR's Commitments to PartnerRe Preferred Shareholders “Meaningfully Differentiate” EXOR Offer

EXOR Urges All Shareholders to Vote AGAINST AXIS Transaction at Shareholder Meeting Scheduled for August 7th

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), welcomes the recommendation from Glass Lewis & Co. Following its detailed review of the reasonably expected timing, certainty and risks of the proposals Glass Lewis & Co stated that “Exor’s offer is superior” and that PartnerRe Common and Preferred Shareholders should vote AGAINST the three proposals related to the AXIS transaction at the PartnerRe Special General Meeting (“SGM”) to be held on August 7, 2015. Glass Lewis is a leading independent governance analysis and proxy voting advisor for institutional investors.

The Glass Lewis report follows that of Institutional Investor Services (ISS), another leading proxy voting advisory firm, which last week also recommended PartnerRe shareholders vote against the AXIS transaction.

In its recommendation to vote AGAINST the PartnerRe – AXIS amalgamation, Glass Lewis said:

•	“For common shareholders…the relative immediacy and certainty of an all-cash offer at a premium valuation (which we believe is in line with prior transactions involving reinsurers) makes Exor's offer more attractive…”

•	“For preferred shareholders, Exor's commitment to deliver the full economic value of the dividend rate increase at closing, in the absence of an IRS ruling otherwise blessing the rate increase for the next five years, as well as its limitation on capital distributions, continue to meaningfully differentiate Exor's exchange offer as compared to the "matching" exchange offer under the [AXIS] proposed merger.”

•	“We believe other relevant factors for preferred shareholders’ consideration, including expected ratings on debt and preferred shares and resulting leverage post-transaction, are relatively equal, while the lack of execution and integration risks argue in favor of EXOR’s offer, as compared to the proposed merger with AXIS.”

•	“We believe Exor has raised reasonable concerns with regards to the ability of PartnerRe/Axis to ultimately realize the benefits envisioned, especially to the extent advertised by the companies…We aren't convinced that this theoretical value [of the PartnerRe/AXIS merger], based on a number of direct and indirect assumptions, is truly attainable in the near term, given the inherent uncertainties discussed…”

•	“We don’t believe that [AXIS’ stock price] serves as a reliable indication of the merger consideration due to the impact that the takeover speculation may have had on Axis’ stock price. Therefore, we generally referred to an implied value of $131.17 per share [for the PartnerRe/AXIS merger implied purchase price] throughout our analysis.”

•	“We remain cognizant of the integration risks inherent in such a transformative transaction [PartnerRe/AXIS]. Even with some similarity and familiarity between the two companies, difficulties often arise once it becomes time to combine two disparate entities with separate businesses, structures and philosophies, particularly when reducing staff and continuing to operate in a challenging and competitive environment.”

•	“Therefore, given the existence of what we believe to be a superior offer from Exor for both common and preferred shareholders of PartnerRe, we believe shareholders should oppose the proposed merger with Axis.”

EXOR reminds PartnerRe shareholders that voting AGAINST the AXIS transaction at the SGM on August 7th is a critical step to enable PartnerRe to accept EXOR’s fully-financed, all-cash superior offer, delivering Common Shareholders the certainty of $140.50 per share in cash and providing Preferred Shareholders with a conservative credit profile and significantly enhanced terms.

In line with the Glass Lewis recommendation, EXOR therefore also urges PartnerRe Common and Preferred Shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders who have already returned a WHITE proxy card can change their vote by simply returning the GOLD proxy card. EXOR notes that Glass Lewis has recommended that PartnerRe shareholders do not vote PartnerRe’s WHITE proxy card.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.
EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION
Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This press release does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION
EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.